AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2000
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
     [x]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Rule 14a-12


                              SUNTERRA CORPORATION
                              --------------------
                (Name of Registrant as Specified in its Charter)

   Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

   (1)  Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which the transaction applies:
        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:
        -----------------------------------------------------------------------

     (5)  Total fee paid:
        -----------------------------------------------------------------------

[ ] (6)  Fee paid previously with preliminary materials


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

--------------------------------------------------------------------------------

                          [SUNTERRA LOGO APPEARS HERE]

                                    SUNTERRA
                                    --------
                                  CORPORATION

                             SUNTERRA CORPORATION
                            1781 PARK CENTER DRIVE
                            ORLANDO, FLORIDA 32835

               NOTICE OF THE 2000 ANNUAL MEETING OF STOCKHOLDERS


Dear Sunterra Corporation Stockholders,


     The 2000 Annual Meeting of Stockholders of Sunterra Corporation (the "Company") will be held at the Hyatt Regency Atlanta, 255 Peachtree Street, N.E., Atlanta, Georgia, 30303 in the Singapore Room on Friday, May 12, 2000, at 11:00 a.m. local time to:


    1. Elect four Class I directors and one Class II director of the Company;


    2. Ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and


    3. Transact such other business as may properly be brought before the 2000 Annual Meeting or any adjournments thereof.


     Stockholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the 2000 Annual Meeting.


     All stockholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, the Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of a proxy will not affect your right to vote in person if you attend the meeting.


     If you wish to attend the 2000 Annual Meeting but your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm your beneficial ownership of the shares.


                                   By Order of the Board of Directors

                                   /s/ THOMAS A. BELL


                                   Thomas A. Bell
                                   Senior Vice President,
                                   General Counsel and Secretary

Orlando, Florida
April 10, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

                             SUNTERRA CORPORATION


                                PROXY STATEMENT
                        FOR THE 2000 ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON MAY 12, 2000


     The Board of Directors of Sunterra Corporation ("Sunterra" or the "Company") is furnishing this Proxy Statement in connection with the Board's solicitation of proxies for use at the 2000 Annual Meeting of Stockholders and any adjournments thereof (the "2000 Annual Meeting"). The 2000 Annual Meeting will be held on Friday, May 12, 2000 at 11:00 a.m. local time in the Singapore Room at the Hyatt Regency Atlanta, 255 Peachtree Street, N.E., Atlanta, Georgia.

     The Company's 2000 Annual Report to Stockholders, this Proxy Statement and an accompanying proxy card are first being mailed to stockholders on or about April 10, 2000.

                               VOTING PROCEDURES

     Stockholders may vote either by completing and returning the enclosed proxy card prior to the 2000 Annual Meeting, by voting in person at the 2000 Annual Meeting, or by submitting a signed proxy card at the 2000 Annual Meeting. A proxy card is enclosed for your use. EVEN IF YOU PLAN TO ATTEND THE 2000 ANNUAL MEETING, YOU ARE ENCOURAGED TO SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

     The matters to be voted upon at the 2000 Annual Meeting are as follows:

    1. Election of four Class I directors and one Class II director of the Company; and

    2. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

     You have three choices on each of the two matters to be voted upon at the Annual Meeting. Concerning the election of directors (Proposal 1), by checking the appropriate box on your proxy card you may:

     o    vote "For" all of the director nominees as a group;

     o    "Withhold authority" to vote for all director nominees as a group; or

     o vote "For" all director nominees as a group EXCEPT those nominees you identify by writing the name of the nominee to be withheld on the line for that purpose.

     Concerning the ratification of Arthur Andersen LLP as the Company's independent public accountants (Proposal 2), by checking the appropriate box you may:

     o    vote "For" the proposal;

     o    vote "Against" the proposal; or

     o    "Abstain" from voting on the proposal.

     You may revoke your proxy at any time before it is actually voted at the 2000 Annual Meeting by:

     o delivering written notice of revocation to the Secretary of the Company at 1781 Park Center Drive, Orlando, Florida 32835;

     o    submitting a later dated proxy; or

     o attending the 2000 Annual Meeting and voting in person. Attendance at the 2000 Annual Meeting will not, by itself, constitute revocation of the proxy.

     Each unrevoked proxy card properly signed and received prior to the close of the voting at the 2000 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted "For" Proposals 1 and 2 on the proxy card. Further, the shares represented by a signed proxy card will be voted at the discretion of the persons named as proxies on any other business that may properly come before the 2000 Annual Meeting.

     You may be represented by another person present at the 2000 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

SHARES ENTITLED TO VOTE, QUORUM AND REQUIRED VOTE

     The shares that can be voted at the 2000 Annual Meeting are shares of the Company's $.01 par value Common Stock. Each share is entitled to one vote on each matter submitted to the stockholders.

     Stockholders of record at the close of business on April 3, 2000 are entitled to receive notice of and to vote at the 2000 Annual Meeting. At that date, 35,982,193 shares of Common Stock were issued and outstanding.

     The presence at the 2000 Annual Meeting, in person or by proxy, of stockholders entitled to vote a majority of the shares of Common Stock issued and outstanding on April 3, 2000 will constitute a quorum. In determining whether a quorum is present, we will count votes withheld from any director nominee and abstentions as present for purposes of determining the presence or absence of a quorum. If a quorum is present, a majority of the votes cast, in person or by proxy, at the 2000 Annual Meeting is required to approve each of the proposals. Votes withheld and abstentions will have the same effect as votes against the nominee or proposal. Because the two proposals are, under applicable stock exchange rules, proposals upon which brokers may vote without direction from their customers, there can be no broker nonvotes with regard to either proposal.

     Votes cast at the 2000 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 2000 Annual Meeting.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth in the following table is the beneficial ownership of the Company's Common Stock as of March 24, 2000, for all current directors, the six current and former executive officers of the Company named under the table titled "Executive Compensation" and all current directors and executive officers as a group. Pursuant to the rules of the Securities and Exchange Commission ("Commission"), in calculating percentage ownership, each person is deemed to beneficially own all shares subject to options exercisable by him within 60 days after March 24, 2000, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares.

                                                                                  SHARES
                                                                               BENEFICIALLY          PERCENT OF
    NAME OF BENEFICIAL OWNER (A)                  POSITION                         OWNED               CLASS
-----------------------------------   --------------------------------   ------------------------   -----------
Andrew J. Gessow ..................   Director and former Co-Chairman
                                      of the Board                               3,588,727(b)(c)        9.97%
Osamu Kaneko ......................   Director                                   3,366,328(d)(e)        9.36%
Steven C. Kenninger ...............   Director and former Co-Chairman
                                      of the Board                               1,076,201(e)(f)        2.99%
Richard Harrington ................   Director and Co-Chief Executive
                                      Officer                                      872,773(g)(h)        2.43%
L. Steven Miller ..................   Former Director, and former
                                      President and Chief Executive
                                      Officer                                      364,970              1.01%
Charles C. Frey ...................   Senior Vice President and
                                      President Sunterra USA                        88,350(i)              *
Richard Goodman ...................   Executive Vice President and
                                      Chief Financial Officer                       40,000                 *
Adam M. Aron ......................   Director                                      15,000                 *
James M. Brocksmith ...............   Director                                           0                 *
Sanford R. Climan .................   Director                                      25,700                 *
J. Taylor Crandall ................   Interim Chairman of the Board                115,000(j)              *
Joshua S. Friedman ................   Director                                     187,306(k)              *
W. Leo Kiely, III .................   Director                                      22,500                 *
All current directors and executive
officers as a group (14 persons
including one former director and
executive officer) ................                                              9,786,305(l)          27.20%

----------------
*  Less than 1%

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by him.

(b) Mr. Gessow's three children each have an irrevocable trust that owns 107,487 shares of the Company's Common Stock, for an aggregate of 322,461 shares. In each case, a third party serves as trustee and neither Mr. Gessow nor the children have voting or investment control over the shares in such trusts. Accordingly, Mr. Gessow disclaims beneficial ownership of these shares, and these shares are excluded from the amount of shares beneficially owned by Mr. Gessow. The address of Mr. Gessow is 2934 Woodside Road, Woodside, California 94062.

(c) Includes options to purchase 64,941 shares of Common Stock, which options will become exercisable within 60 days after March 24, 2000.

(d) Includes 28,194 shares that are held in a trust for the benefit of Mr. Kaneko's children. Mr. Kaneko's address is 201 South Lake Avenue, Suite 803, Pasadena, California 91101.

(e) Includes options to purchase 66,667 shares of Common Stock, which options will become exercisable within 60 days after March 24, 2000.

(f) With the exception of options to purchase 358,334 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days after March 24, 2000, all of the shares indicated are held by Mr. Kenninger through a living trust under which Mr. Kenninger may be deemed presently to share beneficial ownership with his co-trustee spouse.

(g) Includes 606,673 shares held in a trust for the benefit of Mr. Harrington and his family members. Mr. Harrington's spouse, brother and a non-related party are the trustees of the trust.

(h) Includes options to purchase 225,000 shares of Common Stock, which options will become exercisable within 60 days after March 24, 2000.

(i) Includes options to purchase 10,000 shares of Common Stock, which options will become exercisable within 60 days after March 24, 2000.

(j) Mr. Crandall is the Vice President, Chief Operating Officer and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas. According to the Schedule 13G filed February 12, 1999, Keystone, Inc. owns 2,150,700 shares of Common Stock, which are included in the shares shown as owned beneficially by Mr. Crandall. Mr. Crandall disclaims beneficial ownership of all shares of common stock owned by Keystone, Inc.

(k) Canpartners Incorporated ("Canyon") holds 65,507 shares and is the sole general partner of CPI Securities LP ("CPI"), which holds 17,057 shares. Mr. Friedman is a shareholder and director of Canyon and may be deemed to have a beneficial ownership of the shares held by Canyon and CPI. Mr. Friedman disclaims beneficial ownership of the shares. The 82,564 shares held by Canyon and CPI do not include 154,035 shares held by Mr. Friedman's wife or 10,771 shares held by an irrevocable trust for the benefit of Mr. Friedman's children. The beneficial ownership of such shares is disclaimed by Canyon.

(l) Includes options to purchase 433,275 shares of Common Stock, which options will become exercisable within 60 days after March 24, 2000.


COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who own more than 10% of the Company's Common Stock ("Insiders") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons.

     To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from the Insiders that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to Insiders were fulfilled.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS


GENERAL INFORMATION -- ELECTION OF DIRECTORS


     The authorized number of directors of the Company is currently eleven. The Company's Articles of Incorporation provide for the Board of Directors to be divided into three classes, each serving a staggered three year term so that directors' terms currently will expire either at the 2000, 2001 or 2002 annual meeting of stockholders. Five current directors have been nominated for re-election by the stockholders at the 2000 Annual Meeting: Messrs. James M. Brocksmith, J. Taylor Crandall, Richard Harrington, Steven C. Kenninger and T. Lincoln Morison.

     Messrs. Crandall and Kenninger are Class I directors who are completing three year terms that expire at the 2000 Annual Meeting. If re-elected, such directors would serve terms expiring at the 2003 annual meeting of stockholders. Messrs. Harrington and Brocksmith were elected by the Board of Directors as Class I directors beginning November 12, 1999 and January 28, 2000, respectively and Mr. Morison was elected by the Board of Directors as a Class II director on February 25, 2000. Pursuant to the Company's Articles of Incorporation and Bylaws, directors such as Messrs. Brocksmith, Harrington and Morison who have been elected by the Board of Directors must be considered for re-election by the Company's stockholders at the next annual meeting of stockholders following their election by the Board. If re-elected by the stockholders at the Annual Meeting, Messrs. Brocksmith and Harrington would serve three year terms expiring at the 2003 annual meeting of stockholders and Mr. Morison would serve a one year term expiring at the 2001 annual meeting of stockholders. Directors elected at each annual meeting will serve until each respective successor shall have been elected or appointed.

     In the event any nominee is unable or declines to serve as a director at the time of the 2000 Annual Meeting, the Board of Directors may:

     o designate a substitute nominee, in which case the shares represented by all valid proxy cards will be voted for the substitute nominee,

     o allow the vacancy to remain open until a suitable candidate is located, or

     o    adopt a resolution to decrease the authorized number of directors.

     We have no reason to believe, at this time, that the persons nominated will be unable to serve if elected, and each nominee has informed us that he will serve if elected.

     Five directors have been nominated for re-election at the 2000 Annual
Meeting: Four Class I directors, Messrs. Harrington, Brocksmith, Crandall and Kenninger and one Class II director, Mr. Morison. The following table sets forth the name of, and certain information with respect to, the five persons nominated by the Company for election as directors at the 2000 Annual Meeting:

                                        DIRECTOR                  POSITIONS CURRENTLY HELD
NOMINEES FOR DIRECTOR           AGE       SINCE                       WITH THE COMPANY
----------------------------   -----   ----------   ---------------------------------------------------
J. Taylor Crandall(1)(2)        46         1997     Interim Chairman of the Board
T. Lincoln Morison (2)(3)       59         2000     Director, co-Chief Executive Officer and President
Richard Harrington(4)           42         1999     Director and co-Chief Executive Officer
James M. Brocksmith(1)(5)       59         2000     Director
Steven C. Kenninger             47         1996     Director

----------------
(1) This Director is a Member of Audit Committee.

(2) This Director is a Member of the Executive Committee.

(3) Mr. Morison was elected as a director by a vote of the Company's Board of Directors on February 25, 2000 and, pursuant to the Company's Articles and Bylaws, must be considered for election by the Company's stockholders at the 2000 Annual Meeting.

(4) Mr. Harrington was elected as a director by a vote of the Company's Board of Directors on September 24, 1999 to be effective November 12, 1999 and, pursuant to the Company's Articles and Bylaws, must be considered for election by the Company's stockholders at the 2000 Annual Meeting.

(5) Mr. Brocksmith was elected as a director by a vote of the Company's Board of Directors on January 24, 2000 and, pursuant to the Company's Articles and Bylaws, must be considered for election by the Company's stockholders at the 2000 Annual Meeting.


     For biographical information about the other current Class II and Class III directors, see "Directors and Executive Officers."

     J. TAYLOR CRANDALL, age 46, has served as a director of the Company since October 1997 and as Interim Chairman of the Board since February 25, 2000. Mr. Crandall also serves on the Audit Committee and as Chairman of the Executive Committee of the Board of Directors. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas, since October 1996 and as its Chief Operating Officer since August 1998. He has also served as President, director and sole stockholder of Acadia MGP, Inc. (the managing general partner of Acadia Investment Partners, L.P., which is the sole general partner of Acadia Partners, L.P., an investment partnership) since 1992. Mr. Crandall also serves as a director of Bell & Howell Company, Physician Reliance Network Inc., Specialty Foods Corporation and Washington Mutual Inc. Mr. Crandall holds a B.A. degree from Bowdoin College, where he has served as a trustee.

     T. LINCOLN MORISON, age 59, was elected as a director of the Company on February 25, 2000 and began service as the Company's President and Co-Chief Executive Officer on February 28, 2000 and as a member of the Executive Committee of the Board of Directors. With Mr. Harrington's return to Europe in late April, Mr. Morison will become the Chief Executive Officer of the Company. Prior to joining Sunterra Corporation, Mr. Morison was a principal in the Morison Company and Senior Managing Director for Brookwood Capital Partners, LLC. From 1990 to 1997, Mr. Morison was Chairman, President and Chief Executive Officer of The First National Bank of Ipswich. From 1965 to 1990, Mr. Morison served at The First National Bank of Boston, most recently as Executive Vice President and a member of the Management Committee in charge of the National Banking Group. Mr. Morison began his career as a staff auditor at Peat, Marwick, Mitchell & Co. following graduation from Williams College with a BA in economics.

     RICHARD HARRINGTON, age 42, was elected to the Board of Directors effective November 12, 1999, at a meeting of the Board held on September 24, 1999. He currently serves as Interim Co-Chief Executive Officer and is located in the Company's Orlando headquarters. In late April Mr. Harrington will return to Europe as non-executive Chairman of Sunterra Europe, and he will remain a director of Sunterra Corporation. Mr. Harrington was Chief Executive Officer and co-owner of LSI which was acquired by Sunterra Corporation in August 1997. Mr. Harrington remained Chief Executive Officer of Sunterra's European subsidiary after the acquisition and has served as a member of Sunterra's senior management team since then. Mr. Harrington also co-founded Harvington Properties Limited, a leading developer of commercial and residential property in the United Kingdom; and, London Spanish plc, a real estate business which develops properties on the Costa del Sol, Spain. Mr. Harrington graduated from Oxford University with an M.A. in Law and Jurisprudence in 1979.

     JAMES M. BROCKSMITH, age 59, was elected to the Board of Directors on January 28, 2000 and serves on the Audit Committee of the Board of Directors. Since January 1997, Mr. Brocksmith has been a business consultant whose clients have included BestBuy Company, The Ohio Company and Vistana, Inc. He previously served as a partner of KPMG from 1971 to January 1997. From 1990 to 1996, he served as Deputy Chairman of the Board and Chief Operating Officer of KPMG. Mr. Brocksmith is a member of the Board of Directors of Nationwide Financial Services, Inc., a publicly traded provider of life insurance, mutual funds and pension products, and of CIBER, Inc., a publicly traded information technology consulting company, and was a board member of Vistana.

     STEVEN C. KENNINGER, age 47, has served as a director of the Company since May 1996 and served as Co-Chairman of the Board from September 1998 to February 2000. He previously served as President from February 1998 to September 1998 and as Chief Operating Officer and Secretary of the Company from June 1996 to February 1998. Mr. Kenninger co-founded KOAR Group, Inc., a real estate acquisition and development company, with Mr. Osamu Kaneko (who is also a director of the Company) in 1985 and most recently served as its President. Mr. Kenninger was a practicing attorney in Los Angeles, California at the law firms of Paul, Hastings, Janofsky & Walker from 1977 through 1981 and Riordan & McKinzie, from 1981 through 1985, where he was a partner. Mr. Kenninger received a B.S. degree in Mechanical Engineering from Purdue University, with highest distinction, in 1974 and received a J.D. degree from Stanford Law School in 1977. Mr. Kenninger was a member of the Board of Visitors of Stanford Law School from 1997 to 1999, and has been a member of the State Bar of California since 1977.

COMPENSATION OF DIRECTORS

     The Company pays its directors who are not officers of the Company ("Independent Directors") an annual retention fee of $25,000 in addition to a fee of $1,000 per meeting of the Board of Directors and any committee thereof (including telephonic meetings) for their services as directors. In addition, the Company grants each Independent Director, on the date of initial election as a director, options to purchase 22,500 shares of Common Stock at a price equal to the fair market value on the date of grant. Each grant is to vest in equal portions over a term of three years from the date of election as an Independent Director. Each Independent Director who is still a member of the Board of Directors at the end of the three year vesting period of the initial grant of options will receive a grant of additional options to purchase 22,500 shares of Common Stock at the fair market value of the Common Stock on the date of the grant, such options to vest over an additional three-year period.

     In addition to such option grants, Independent Directors are reimbursed for expenses of attending each meeting of the Board of Directors. Officers of the Company who are directors are not paid any director fees but are reimbursed for expenses of attending meetings of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

 BOARD OF DIRECTORS

     The Board of Directors met six times during the year ended December 31, 1999. There were also seven meetings of the Compensation Committee, two meetings of the Audit Committee and four meetings of the Executive Committee. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and each committee of the Board on which he served.

 COMPENSATION COMMITTEE

     The Board of Directors has established a Compensation Committee which consists of three independent directors, Messrs. Aron, Climan and Kiely. The Compensation Committee determines compensation for the Company's senior executive officers, determines awards under the Company's Amended and Restated 1996 Equity Participation Plan and 1998 New-Hire Stock Option Plan (the "Mini-Plan") and administers the Company's Employee Stock Purchase Plan, as amended.

 AUDIT COMMITTEE

     The Board of Directors has established an Audit Committee which consists of four independent directors, Messrs. Aron, Brocksmith, Crandall and Friedman. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants; considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

 EXECUTIVE COMMITTEE

     The Board of Directors has established an Executive Committee having such authority as may be determined from time to time by a majority of the Board of Directors. The Executive Committee consists of Messrs. Aron, Crandall, Gessow and Morison. All actions by the Executive Committee require the unanimous vote of all of its members.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1.

                                 PROPOSAL NO. 2:


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2000. This appointment is being submitted to the stockholders for ratification at the 2000 Annual Meeting. A representative of Arthur Andersen LLP will be present at the 2000 Annual Meeting and will be given an opportunity to make a statement and answer appropriate questions. If the appointment is not ratified, the Board of Directors will reconsider the appointment, although the Board of Directors will not be required to appoint different independent auditors for the Company.


               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
             RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP
               AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR
                        THE YEAR ENDING DECEMBER 31, 2000

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each person who is a director or executive officer of the Company as of March 24, 2000.

             NAME                 AGE                       POSITION
------------------------------   -----   ---------------------------------------------
J. Taylor Crandall ...........    46     Interim Chairman of the Board
T. Lincoln Morison ...........    59     Director, Co-Chief Executive Officer and
                                         President
Richard Harrington ...........    42     Director and Interim Co-Chief Executive
                                         Officer
Richard Goodman ..............    51     Executive Vice President and Chief Financial
                                         Officer
Thomas A. Bell ...............    48     Senior Vice President, General Counsel and
                                         Secretary
Charles C. Frey ..............    45     Senior Vice President and President
                                         Sunterra USA
Adam M. Aron .................    45     Director
James M. Brocksmith ..........    59     Director
Sanford R. Climan ............    44     Director
Joshua S. Friedman ...........    44     Director
Andrew J. Gessow .............    42     Director
Osamu Kaneko .................    52     Director
Steven C. Kenninger ..........    47     Director
W. Leo Kiely III .............    53     Director

     For biographical information about Messrs. Crandall, Morison, Harrington, Brocksmith and Kenninger, see "Proposal No. 1: Election of Directors -- General Information -- Election of Directors" above.

     RICHARD GOODMAN has served as Executive Vice President and Chief Financial Officer of the Company since December 31, 1998. From 1992 to 1997, Mr. Goodman held various positions at PepsiCo, Inc., most recently as the Senior Vice President and Chief Financial Officer for the Taco Bell Corporation. Prior thereto, Mr. Goodman was Senior Vice President and Chief Financial Officer for KFC International, and Vice President, Corporate Strategic Planning International for PepsiCo. From 1990 to 1992, Mr. Goodman served as Corporate Vice President and Chief Financial Officer of Grace Specialty Chemicals Group, a division of W.R. Grace & Co. Mr. Goodman holds Ph.D., M.B.A. and B.A. degrees from Columbia University.

     THOMAS A. BELL has served as Senior Vice President, General Counsel and Secretary of the Company since September 1998. Prior to joining the Company, Mr. Bell was a partner with the law firm of Gunster, Yoakley, Valdes-Fauli & Stewart located in Tallahassee, Florida from 1996 to 1998. From 1993 to 1996, Mr. Bell served as Vice President and General Counsel for Resort Condominium International, Inc., the world's largest vacation ownership exchange organization. The State of Florida employed Mr. Bell from September 1982 through September 1993. During that time, he served as General Counsel for the Florida Lottery and General Counsel for the Department of Business Regulation. During his tenure with the Department of Business Regulation, Mr. Bell had primary legal responsibility for implementation and enforcement of Florida's Timeshare Statute. In that capacity, he was a primary drafter of the 1983 amendments to Florida's Timeshare Statute that served as the model for legislation in numerous other states. He was also involved in drafting the Florida Multi-Site Timeshare Statute in 1993. He received a Bachelor of Science degree form Florida State University and a J.D. degree from Stetson University College of Law.

     CHARLES C. FREY has served as Senior Vice President and President Sunterra USA since January 2000 and is responsible for all United States operations of the Company. He previously served as Senior Vice President, Owner Services of the Company from January 1999 to January 2000, as Senior Vice President, Accounting and Administration from January 1997 to January 1999, and as Senior Vice President and Treasurer from July 1996 to January 1997. Prior thereto, Mr. Frey had served as Senior Vice President of Administration and Treasurer of Argosy (one of the Company's predecessor entities) since 1992. Prior thereto, Mr. Frey was Vice President and Chief Financial Officer of Trammell Crow Residential Services-Florida from 1986 to 1992. Mr. Frey is a Certified Public Accountant and a licensed real estate broker in Florida. He received a B.S. degree in Accounting and Economics from the Indiana University of Pennsylvania in 1977.

     ADAM M. ARON has served as director of the Company since October 1997. Mr. Aron has served as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 to July 1996; as Senior Vice President of Marketing for United Airlines from November 1990 to July 1993 and as Senior Vice President of Marketing for Hyatt Hotels Corporation from 1987 to 1990. Mr. Aron also serves as a director of Florsheim Group, Inc. and Crestline Capital Corporation. Mr. Aron holds a B.A. degree from Harvard College and a M.B.A. degree from Harvard Business School.

     SANFORD R. CLIMAN has served as a director of the Company since August 1996. Mr. Climan has been Managing Director of Entertainment Media Ventures, a Los Angeles based venture capital fund focused on investment in the areas of technology, media and the Internet, since March 1999. From June 1997 through February 1999 and from June 1986 to September 1995, Mr. Climan was a member of the senior management team at Creative Artists Agency ("CAA"), a leading talent and literary representation firm, working with both talent and corporate clients. From October 1995 through May 1997, Mr. Climan was Executive Vice President and President of Worldwide Business Development for Universal Studios, Inc., where he oversaw corporate international strategy and the following Universal Studios operating units -- Consumer Products, Home Video, Pay Television, New Media, Spencer Gifts and Strategic Marketing. Prior to joining CAA in 1986, Mr. Climan held executive positions at various entertainment companies, working in general management capacities as well as overseeing areas of motion picture and television production and distribution. Mr. Climan received his B.A. from Harvard College, a Master of Science in Health Policy and Management from the Harvard School of Public Health and his M.B.A from Harvard Business School.

     JOSHUA S. FRIEDMAN has served as a director of the Company since August 1996. Mr. Friedman is a founder of Canyon Capital Advisors LLC ("Canyon"), a private merchant banking firm and an affiliate of Canpartners Incorporated, and has been a Managing Partner of Canyon since its inception in 1990. Mr. Friedman also serves as a director of First Aviation Services, Inc. (an aircraft services supplier) and several privately held companies and charitable organizations. Mr. Friedman received a B.A. degree from Harvard College in 1976, an M.A. degree from Oxford University in 1978, a J.D. degree from Harvard Law School in 1982 and an M.B.A. degree from Harvard Business School in 1982.

     ANDREW J. GESSOW has served as a director of the Company since May 1996 and served as Co-Chairman of the Board from September 1998 to February 2000, previously serving as Chief Executive Officer from February 1998 to September 1998, as Co-Chief Executive Officer from July 1997 to February 1998 and as President from June 1996 to February 1998. Mr. Gessow is a member of the Executive Committee of the Board of Directors. Mr. Gessow founded Argosy Group Inc. (a real estate acquisition and development company and one of the Company's predecessor entities) in 1990 and served as its President from 1990 through August 1996. Prior thereto, Mr. Gessow served as a Partner with Trammell Crow Company (a real estate development, management and investment company) and was President of Trammell Crow Residential Services, Florida and West Coast from 1987 to 1990. From 1981 through 1987, Mr. Gessow was Founder and President of Travel, Inc., and Home Search, Inc. which he co-founded with Citicorp Venture Capital. Mr. Gessow received a B.B.A. degree in Finance from Emory University in 1978 and a M.B.A. degree from Harvard Business School in 1980.

     OSAMU KANEKO has served as a director of the Company since May 1996. He served as Chairman of the Board from June 1996 to September 1998, as Chief Executive Officer from June 1996 to July 1997 and as Co-Chief Executive Officer from July 1997 to February 1998. Mr. Kaneko also serves as Chairman of KK Sunterra Japan, a subsidiary of the Company that owns and operates the Company's Japanese resort facilities. Mr. Kaneko, a Japanese national, received a B.A. degree from Indiana State University in 1971. From 1974 to 1985, Mr. Kaneko was the Executive Vice President of Hasegawa Komuten (USA) Inc., the American subsidiary of Hasegawa Komuten Ltd., a Japanese real estate development company. In this capacity, Mr. Kaneko was responsible for the development of income producing properties in Hawaii, including resort condominiums and hotels. In 1985, Mr. Kaneko co-founded KOAR Group, Inc., a real estate acquisition and development company, with Mr. Kenninger and, until December 1999, served as its Chief Executive Officer.

     On August 5, 1996, an action was filed in California state court against KEN/KOAR LAX Partners, L.P., which was affiliated with Messrs. Kaneko and Kenninger (the "LAX Partnership"), the owner of the Embassy Suites hotel located at Los Angeles International Airport, by the secured lender of the hotel. The complaint sought judicial foreclosure of the loan, appointment of a receiver and certain other relief. The LAX Partnership subsequently sold its interest in the Embassy Suites hotel, and the Chapter 11 proceeding was dismissed concurrently with the closing of such transaction. The Company has no interest in the hotel or the LAX Partnership. Following the consummation of the sale, neither Mr. Kaneko nor Mr. Kenninger holds any interest in or obligation related to the hotel.

     On May 14, 1998 KOAR-Tahoe Partners, L.P. filed a petition for Chapter 11 bankruptcy protection. The general partner and 30% owner of KOAR-Tahoe Partners, L.P. is KOAR-Tahoe Investment Partnership, L.P., in which Mr. Kaneko is a 39.54% limited partner, Mr. Kenninger is a 9.54% limited partner and Kaneko KOAR-Tahoe, Inc. (of which Mr. Kaneko is the sole shareholder) is a 2.86% general partner. A plan of reorganization of

KOAR-Tahoe Partners, L.P. under Chapter 11 of the U.S. Bankruptcy Code was filed on December 8, 1998. In contemplation of a settlement of this action, KOAR-Tahoe Partners, L.P. executed a standstill agreement effective December 9, 1998. Settlement discussions are ongoing, but there is no assurance that a settlement will be reached. The Company has no interest in KOAR-Tahoe Partners, L.P.


     W. LEO KIELY III has served as a director of the Company since August 1996. Mr. Kiely has been President and Chief Operating Officer of Coors Brewing Company since 1993. From 1982 through 1993, Mr. Kiely held various executive positions with Frito-Lay Inc., a subsidiary of PepsiCo, most recently serving as President of Frito-Lay's Central Division. Prior to joining Frito-Lay, Mr. Kiely was President of Ventura Coastal Corporation, a division of Seven-Up Corporation, from 1979 through 1982. Mr. Kiely also serves on the advisory boards of the National Association of Manufacturers and several educational and charitable organizations. Mr. Kiely received a B.A. degree from Harvard College in 1969 and a M.B.A. degree from the Wharton School of Business at the University of Pennsylvania in 1971.

                            EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth the compensation paid or accrued by the Company in 1997, 1998 and 1999 for (i) the Company's Chief Executive Officer in 1999; (ii) the other four most highly compensated executive officers whose salary and bonus exceeded $100,000 in 1999 and who were serving as executive officers of the Company as of December 31, 1999, and
(iii) one other executive officer for whom disclosure would have been required under clause (ii) above but for the fact that he was no longer serving as an executive officer of the Company during 1999 (the "Named Executive Officers").

                                                                                                        LONG-TERM
                                                        ANNUAL COMPENSATION                            COMPENSATION
                                -------------------------------------------------------------------     SECURITIES
NAME AND                         FISCAL                                           OTHER ANNUAL          UNDERLYING
PRINCIPAL POSITION (1)            YEAR     SALARY ($)      BONUS ($) (2)      COMPENSATION ($) (3)     OPTIONS (#)
-----------------------------   -------   ------------   -----------------   ----------------------   -------------
L. Steven Miller ............     1999      $350,000        $        0        $179,796(5)                 76,439
 Director, President and          1998      $110,385        $   87,500        $  1,199                   675,000
 Chief Executive Officer (4)      1997      $      0        $        0        $      0                         0
Richard Harrington ..........     1999      $280,000        $  280,000(7)     $      0                         0
 Director and Chief Executive     1998      $280,000        $  280,000(7)     $      0                   125,000
 Officer Sunterra Europe (6)      1997      $280,000        $        0        $      0                    40,250
Richard Goodman .............     1999      $315,000        $        0        $201,590(8)                      0
 Executive Vice President and     1998      $      0        $        0        $      0                   150,000
 Chief Financial Officer          1997      $      0        $        0        $      0                         0
Charles C. Frey .............     1999      $280,000        $        0        $  3,546                         0
 Senior Vice President            1998      $290,769        $   75,000        $  4,797                    50,000
 Owner Services                   1997      $207,631        $   75,000        $ 13,259(9)                      0
Andrew J. Gessow ............     1999      $280,000        $        0        $      0                         0
 Director and Co-Chairman         1998      $290,769        $  280,000        $      0                   194,824
 of the Board (11)                1997      $280,000        $  280,000        $  2,500                         0
Steven C. Kenninger .........     1999      $280,000        $        0        $  2,448                         0
 Director and Co-Chairman         1998      $290,769        $  280,000        $  3,117                   200,000
 of the Board (11)                1997      $280,000        $  280,000        $  2,500                         0
James E. Noyes ..............     1999      $213,718        $        0        $176,074(10)                     0
 Former Director and former       1998      $321,000        $  220,833        $ 15,203(9)                      0
 Executive Vice President --      1997      $289,000        $  271,000        $ 14,500(9)                      0
 Sales (12)

----------------
 (1) Certain Named Executive Officers served the Company in different capacities during 1997, 1998 and 1999. For a description of the various positions held by Messrs. Gessow, Kenninger and Harrington, see "Directors and Executive Officers."

 (2) Amounts stated include bonus amounts earned in the fiscal year by the Named Executive Officers but were paid in the following fiscal year. See "Employment Agreements and Covenants Not to Compete" and "Compensation Committee Report" sections below for a discussion of annual performance bonuses payable to key employees and executive officers.

 (3) Represents insurance premiums for customary health benefits with respect to Messrs. Kenninger, Miller, Frey and Noyes.

 (4) Mr. Miller resigned as Director, Chief Executive Officer and President of the Company effective as of January 20, 2000.

 (5) Mr. Miller was hired as Chief Executive Officer and President of the Company in September 1998. $3,546 of the other compensation represents premiums paid for customary health benefits and the remaining amount represents signing and relocation payments provided to Mr. Miller in connection with his employment by the Company.

 (6) All salary, bonus and other amounts for Mr. Harrington are stated in U.S. dollars. Mr. Harrington has been paid the equivalent of these amounts in Sterling in accordance with his Service Agreement, as amended, with the Company.

 (7) Given the financial performance of Sunterra Europe for fiscal year end 1999, the Company provided Mr. Harrington with a bonus equal to 100% of his base salary as approved by the Compensation Committee.

 (8) Represents relocation allowance and actual relocation expenses.

 (9) In addition to insurance premiums for customary health benefits; total includes vehicle lease payments.

(10) In addition to insurance premiums for customary health benefits; total includes vehicle lease payments of $2,314 and $172,500 paid in connection with Mr. Noyes' Consulting Agreement.

(11) Messrs. Gessow and Kenninger ceased serving as Co-Chairmen of the Board of Directors in February 2000.

(12) Mr. Noyes resigned as Executive Vice President -- Sales and a director of the Company effective as of August 31, 1999.


OPTION GRANTS DURING 1999 FISCAL YEAR

     The following table contains certain information concerning the grant of stock options pursuant to the Company's Amended and Restated 1996 Equity Participation Plan to the directors and executive officers named in the above compensation table during the Company's last fiscal year:

                                                                                         REALIZABLE VALUE (1)
                       OPTIONS   % OF TOTAL      OPTION     MKT. PRICE ON   EXPIRATION -------------------------
NAME                   GRANTED     GRANTED       PRICE        GRANT DATE       DATE       5% NET      10% NET
--------------------- --------- ------------ ------------- --------------- ----------- ----------- -------------
Sanford Climan ......  22,500        3.71%     $ 13.8438      $ 13.8438      08/20/09   $195,890    $  496,427
Joshua S. Friedman ..  22,500        3.71%     $ 13.8438      $ 13.8438      08/20/09   $195,890    $  496,427
W. Leo Kiely III ....  22,500        3.71%     $ 13.8438      $ 13.8438      08/20/06   $195,899    $  496,449
L. Steven Miller ....  76,439       12.61%     $ 13.0940      $ 13.0940      01/08/09   $629,451    $1,595,162

----------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

     The following table contains information concerning the value of stock options issued under the Company's Amended and Restated 1996 Equity Participation Plan and held by the Named Executive Officers as of December 31, 1999.

DECEMBER 31, 1999 OPTION YEAR-END VALUES

                                             NUMBER OF SECURITIES                 VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED                IN-THE-MONEY OPTIONS
                                        OPTIONS AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($) (1)
                                        -------------------------------   -------------------------------------
NAME AND PRINCIPAL OCCUPATION            EXERCISABLE     UNEXERCISABLE         EXERCISABLE        UNEXERCISABLE
-------------------------------------   -------------   ---------------   --------------------   --------------
L. Steven Miller ....................      295,860          455,579       $   726,469              $1,045,406
 Former Director, former President
  and former Chief Executive Officer
Richard Harrington ..................      241,100          124,150       $         0              $        0
 Director and Chief Executive Officer
  Sunterra Europe
Richard Goodman .....................       30,000          120,000       $    20,250              $   81,000
 Executive Vice President and
  Chief Financial Officer
Charles C. Frey .....................       68,850           85,000       $   127,705              $   97,650
 Senior Vice President and
  President of Sunterra USA
Andrew J. Gessow ....................      354,882           64,942       $   770,094              $        0
 Director and former Co-Chairman of
  the Board
Steven C. Kenninger .................      358,334           66,667       $   777,585              $        0
 Director and former Co-Chairman of
  the Board
James E. Noyes ......................      459,375                0       $ 1,607,813 (1)          $        0
 Former Director and former
  Executive Vice President -- Sales

----------------
(1) Based on the difference between the per share closing price of the underlying shares of Common Stock on December 31, 1999 and the per share exercise price of such options.

                     EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company attempts to provide attractive, competitive compensation packages to its executives to allow it to recruit top candidates for provision of necessary skills and experience to strengthen the Company's management team.



     Employment agreements between the Company and the Named Executive Officers include the following basic provisions unless otherwise specified in their individual descriptions on the following pages:

     o Term. Each employment agreement is for a two-year term, subject to extension unless otherwise provided.

     o Salary and Bonuses. The first year base salary and potential bonus percentage for the term of the agreement is set forth in each individual agreement. After the first year, the amount of base salary is determined by the Compensation Committee, with annual performance bonuses (not to exceed the original potential bonus percentage) determined by the Compensation Committee in connection with the achievement of performance criteria.

     o Non-Compete. Each executive agrees to devote substantially full time to the business of the Company and not engage in any competitive businesses. In particular, the executives are prohibited from managing, consulting or participating in any way in any vacation ownership business or from acquiring any property with the intent to convert the property to a vacation ownership operation, unless the Independent Directors of the Company determine that it is in the best interest of the Company to allow them to do so. Such non-competition provisions survive for two years following any termination of employment.

     o Severance Payments. Each executive shall receive monthly severance payments equal to his monthly base compensation and one-twelfth of any bonus paid in the most recent fiscal year for which bonuses have been paid, for the longer of the balance of the employment term or two years upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive for cause as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following a merger or change in control of the Company.

     To align the executive's priorities with those of the Company's stockholders, the Company customarily grants non-qualified stock options to its executives in connection with their employment agreements. Any benefits derived under any stock options are subject to the increase in valuation of the Company's Common Stock.

     L. STEVEN MILLER

     Mr. Miller served as President, Chief Executive Officer and a director of the Company from September 1998 until January 2000. The Company and Mr. Miller entered into a Consulting Agreement effective January 20, 2000 that converted Mr. Miller's previous Employment Agreement with the Company into a Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Miller was to continue to receive his monthly base salary through January 31, 2000. Thereafter, commencing on February 29, 2000, and continuing on the last day of each month thereafter for a term of 48 months ending January 19, 2004, Mr. Miller is to receive a consulting fee of $3,000 per month. Reasonable and customary expenses incurred during the performance of Mr. Miller's duties under the Consulting Agreement are to be reimbursed by the Company. In addition, Mr. Miller will receive severance payable in 24 equal monthly installments of $36,500. All unvested options held by Mr. Miller as of January 20, 2000 were forfeited and returned to the Amended and Restated 1996 Equity Participation Plan option pool. All vested options shall continue to be exercisable until 90 days after the expiration of the Consulting Agreement.

     T. LINCOLN MORISON

     Mr. Morison was retained to serve as a consultant to the Company on February 7, 2000 under a consulting agreement. On February 25, 2000, Mr. Morison was appointed as a Director of the Company, and effective February 28, 2000 he became the Company's President and Co-Chief Executive Officer. When Mr. Harrington transitions to a consulting role in April 2000, Mr. Morison will become the sole Chief Executive Officer. The Company is in the process of finalizing employment agreements that will confirm Mr. Morison's annual base salary of $400,000 with a potential bonus of up to 100% of his base salary.

     The Company agrees to reimburse Mr. Morison for the reasonable cost of housing in the Orlando, Florida area as well as a leased car for which limited personal use is authorized.

     Any severance payments due to Mr. Morison upon death, disability, resignation for cause or termination other than for cause shall only be payable for six months instead of the customary two year period. The non-compete provisions that will be provided for in his employment agreement will also differ from the customary two-year period.

     The Company is in the process of finalizing documentation granting Mr. Morison options to purchase 400,000 shares of Common Stock of the Company at the fair market value as of the effective date of the option grant.

     RICHARD HARRINGTON

     In 1997, Sunterra Europe Group Holdings, plc ("Sunterra Europe"), the Company and Mr. Harrington entered into a Service Agreement that has since been amended. The Company is in the process of finalizing documentation with Mr. Harrington that will modify certain terms of his employment and provide for his transition in April 2000 to a consulting arrangement. Mr. Harrington was appointed to the position of Chief Executive Officer of the Company by the Board of Directors on January 20, 2000. Effective on February 25, 2000 he transitioned to the role of interim Co-Chief Executive Officer, and in April he will further transition to a consulting role whereupon he will retain his position as a director of the Company and become the non-Executive Chairman of Sunterra Europe. Mr. Harrington is currently paid an annual base salary in the Sterling equivalent of $280,000, which salary will continue through his transition in April 2000. A bonus equivalent to 100% of Mr. Harrington's 1999 salary was paid to him by Sunterra Europe for 1999. Mr. Harrington's new agreements with the Company will not provide for any further bonuses.

     Given that Mr. Harrington's permanent residence is located in Playa Marina, Malaga, Spain, the Company reimburses him for his reasonable living expenses while he temporarily resides in Orlando, Florida as required by his current duties. The Company provides reimbursement for Mr. Harrington's normal business expenses, including first class travel to Europe as frequently as deemed necessary, and a leased car for which limited personal use is authorized.

     Upon Mr. Harrington's transition in April 2000, his compensation will be reduced to a consulting fee of $5,000 per month and he will be paid a lump sum severance payment of $500,000. Mr. Harrington has agreed to provide consulting services to the Company for a period of one year. The Company is in the process of finalizing documentation granting Mr. Harrington an option to purchase 200,000 shares of Common Stock of the Company at the fair market value on the effective date of the option grant.

     RICHARD GOODMAN AND THOMAS A. BELL

     In 1998, Richard Goodman, Executive Vice President and Chief Financial Officer, and Thomas A. Bell, Senior Vice President, General Counsel and Secretary, each entered into an employment agreement which provides for an annual salary of $300,000 and $225,000 per year, respectively, for the first year. The annual salaries may be adjusted in subsequent years by the Compensation Committee and the Chief Executive Officer. The performance criteria for any annual merit bonus paid under such employment agreements will be determined by both the Compensation Committee and the Chief Executive Officer. In 1998, pursuant to their employment agreements, each of Messrs. Goodman and Bell received options to purchase 150,000 and 65,000 shares of Common Stock, respectively. Mr. Bell received options to purchase an additional 35,000 shares of common stock in January 1999.

     Mr. Bell's severance payments upon his death, disability, termination or resignation for cause shall be payable for only one year. Mr. Bell will have "good cause" to terminate his employment with the Company in the event of any material alteration, reduction or diminution in the duties, responsibilities and status of his position in the Company, a material breach by the Company under his employment agreement or following the merger or change in control of the Company. Mr. Bell's non-competition provisions shall survive for one year following any termination of employment.

     A. JODY GESSOW AND STEVEN C. KENNINGER

     In 1996, each of founders Messrs. Gessow and Kenninger entered into an employment agreement with the Company providing for an annual salary of $280,000 per year. In 1996, pursuant to their employment agreement each of Messrs. Gessow and Kenninger received options to purchase 225,000 shares of Common Stock. In 1998, each of Messrs. Gessow and Kenninger were granted additional options to purchase 300,000 shares of Common Stock, of which they voluntarily returned 105,176 and 100,000, respectively, in 1998, to further the Company's best interest in allowing the Company to meet its commitments to Messrs. Miller and Goodman in their respective Employment Agreements with the Company.

     Messrs. Gessow and Kenninger are not prohibited from investing in residential or commercial real estate that has no prospect of being converted for vacation ownership or resort related use, and are not prohibited from acquiring hotels, including hotels that may compete directly with properties of the Company.

     JAMES E. NOYES

     Mr. Noyes served as Executive Vice President - Sales and a director of the Company through August 31, 1999, at which time he transitioned to a consultant to the Company. His Consulting Agreement with the Company requires 48 consecutive payments of $19,166.66 semi- monthly beginning in September 1999 and ending in August 2001. However, this amount may be reduced based upon other earnings of Mr. Noyes. Reasonable and customary business expenses incurred during the performance of Mr. Noyes' duties under the Consulting Agreement are to be reimbursed by the Company. All unvested options held by Mr. Noyes as of August 31, 1999 were forfeited and returned to the Amended and Restated 1996 Equity Participation Plan option pool. All vested options shall terminate upon the expiration of the Consulting Agreement.


                         COMPENSATION COMMITTEE REPORT


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established the Compensation Committee, which consists of Messrs. Aron, Climan and Kiely, to determine compensation for the Company's senior executive officers, determine awards under the Company's Amended and Restated 1996 Equity Participation Plan, 1998 New-Hire Stock Option Plan and administer the Company's Employee Stock Purchase Plan. Messrs. Aron, Climan and Kiely were not officers or employees of the Company at any time, and none of them has engaged in any transactions with the Company that are required to be disclosed in this Proxy Statement.

REPORT ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     The Compensation Committee's policy is to establish compensation levels for the Company's executive officers, including its current Co-Chief Executive Officers, T. Lincoln Morison and Richard Harrington (the "CEOs"), its former Chief Executive Officer, L. Steven Miller (the "Former CEO") and the other Named Executive Officers which reflect the Company's overall performance and the individual executive's performance, responsibilities and contributions to the long-term growth and profitability of the Company. The Compensation Committee's policy is to determine the appropriate executive compensation levels that will enable the Company to attract and retain qualified executives.

     The Compensation Committee determines the compensation of the Company's executive officers based on its evaluation of the Company's overall performance, primarily based on the Company's revenues and earnings performance compared with the Company's operating and growth plan. Qualitative factors, such as the extent to which the executive officer has contributed to forming a strong management team, and other factors that the Compensation Committee believes are indicative of the Company's ongoing ability to achieve its long-term sales growth and profit objectives are also utilized in determining the compensation level of the Company's executive officers. With respect to each executive, the Compensation Committee focuses on that individual executive's areas of responsibility and his contribution toward achieving corporate objectives.

     Total compensation of each executive officer of the Company consists of four components: base salary, annual incentive in the form of a cash bonus, long-term incentive in the form of equity based stock compensation alternatives and miscellaneous benefits and perquisites. Each component is discussed below.

     The principal component of the compensation of each executive officer is the executive's base salary. As described above under "Employment and Consulting Agreements," the base salaries for each of the CEOs, the Former CEO and the Company's other executive officers are based on his rights under an employment agreement, or in some cases a consulting or termination agreement, with the Company. Each employment agreement established a minimum annual salary that was established based on negotiations with the Company and the relevant executive and approved by the Board of Directors. In setting these initial base salaries, the Board of Directors reviewed the corporate and individual performance factors described above and the practices of a peer group of other vacation ownership public growth-oriented companies. This comparison peer group is not identical to the peer group included in the performance comparison graph under "Stock Performance Graph" included in this Proxy Statement. The Board of Directors attempted to set the Company's base executive compensation levels at levels that generally approximate or are less than the executive base compensation levels at the companies in its peer group. The base salary of the Former CEO for the year ended December 31, 1999 was $350,000. Since each executive (other than the CEOs) has completed his first full year of service under his employment agreement, the Compensation Committee can adjust such executive's salary either upwards or downwards and any such adjustments will be made based on the factors discussed above.

     The Company has established an incentive compensation plan for executive officers of the Company. This plan provides for payment of a cash bonus to executive officers and key employees if certain performance objectives established for each individual are achieved. Such objectives include the formation of new strategic relationships and ventures and the consummation of strategic acquisitions that add value to the earnings of the Company. Pursuant to such plan and the employment agreements discussed above, each of the CEOs, the Former CEO and Messrs. Goodman and Bell are entitled to receive a cash bonus of up to 100% (60% with respect to Mr. Goodman and no target with respect to Mr. Bell) of their respective base compensation, respectively, upon the achievement by the Company of specified targets of growth in revenues, earnings per share and other key operating factors as determined by the Compensation Committee (and the CEOs, with respect to Messrs. Goodman and Bell). No bonus payments have been authorized for executive officers payable in 2000 for 1999 except, the Compensation Committee did authorize payment for a bonus to Mr. Harrington due to the performance of Sunterra Europe under his direction and his recent increase in duties as Interim Co-Chief Executive Officer.

     The Company established the Amended and Restated 1996 Equity Participation Plan to enable executive officers, key employees, Independent Directors and consultants of the Company to participate in the ownership of the Company. The Amended and Restated 1996 Equity Participation Plan is administered by the Compensation Committee and is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of the Company while aligning the priorities of such persons with those of the stockholders, namely increased valuation of the Company's Common Stock. The Amended and Restated 1996 Equity Participation Plan provides for the award to executive officers, key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock and performance awards ("Equity-Based Compensation"). The Compensation Committee annually considers grants of Equity-Based Compensation for each of the executive officers. The Compensation Committee determines the amount of Equity-Based Compensation for executives based on the responsibility of the executive, the historic levels of Equity-Based Compensation granted to other executives and the Compensation Committee's judgment as to the appropriate incentive level for purposes of achieving the objectives of the Amended and Restated 1996 Equity Participation Plan. The Compensation Committee also determines the amount of Equity-Based Compensation based upon its review of overall corporate performance and individual performance.

     In connection with the relocation of the Company's headquarters from San Mateo, California to Orlando, Florida in 1998, the Board of Directors approved the adoption of the 1998 New-Hire Stock Option Plan of Sunterra Corporation (the "Mini-Plan"). The Mini-Plan is administered by the Compensation Committee and is designed to meet the immediate needs of the Company in hiring new employees for the Company's new Orlando, Florida headquarters. Employees who may be considered one of the Company's five most highly compensated executives are ineligible to participate in this plan. The Company needed to adopt the Mini-Plan because at the time of its adoption, there was an insufficient number of stock options available under the Amended and Restated 1996 Equity Participation Plan to grant new employees options to induce them to become employed by the Company. The Mini-Plan allows only for the grant of non-qualified stock options. Subsequent to the increase at the 1999 annual meeting of stockholders in the number of shares available under the Amended and Restated 1996 Equity Participation Plan, no option grants have been made under the Mini-Plan.

     The final component of total compensation is Company benefits and perquisites generally consisting of car allowances for certain executives and customary health benefits.

     During 1993, the Internal Revenue Code of 1986 was amended to include
Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which is defined as the CEO and the other four most highly compensated officers as of the end of a taxable year) to the extent that the compensation paid to such covered employee exceeds $1,000,000 in any taxable year of the corporation beginning after 1993. Compensation that constitutes "performance based compensation" is excludable in applying the $1,000,000 limit. It is the Company's policy to qualify compensation paid to its top executives for deductibility under Section 162(m) in order to maximize the Company's income tax deductions wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the Company's compensation policies.


     This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under federal securities laws, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the federal securities laws.


                                   By the Compensation Committee



                                   Adam M. Aron
                                   Sanford R. Climan
                                   W. Leo Kiely III

                            STOCK PERFORMANCE GRAPH

     Set forth below is a graph comparing the total cumulative return of the Company's Common Stock, commencing on the initiation of trading of the Company's Common Stock on August 16, 1996 and ending on December 31, 1999, to
(a) a group of peer issuers with similar vacation ownership, lodging or leisure businesses and (b) a broad equity market index.

     The information in the performance graph assumes $100 was invested on August 16, 1996 in the Company's Common Stock and that $100 was invested on July 31, 1996 in each of the indices noted above and also, assumes that all dividends are reinvested. The Peer group companies consist of Bluegreen Corporation, Fairfield Communities, Inc., Resort Quest International, Inc., Silverleaf Resorts, Inc., Trendwest Resorts, Inc., and Vistana, Inc. The broad market index is the Russell 2000 Index. The stock price performance in the graph is not necessarily indicative of future stock price performance.

     The information contained in the performance graph shall not be deemed "soliciting material" or be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the federal securities laws.

                 COMPARISON OF 40 MONTH CUMULATIVE TOTAL RETURN
               AMONG SUNTERRA CORPORATION, THE RUSSELL 2000 INDEX
                                AND A PEER GROUP

[GRAPH OMITTED]

       SUNTERRA CORP

                                 CUMULATIVE TOTAL RETURN
                                 -----------------------

                       8/15/96   12/96    12/97    12/98    12/99
                       -------------------------------------------
       SUNTERRA CORP.  100.00   254.05   236.49   162.16   124.32
       PEER GROUP      100.00   125.73   312.19   173.44   158.51
       RUSSELL 2000    100.00   117.97   155.47   145.44   143.28

                              CERTAIN TRANSACTIONS

     Affiliates of Messrs. Kaneko and Kenninger currently have managing general partner or similar interests in entities which own investment properties, which the Company does not consider to be competitive with its timeshare business (the "KOAR Interests"). These properties include a 225-unit condominium project in Long Beach, California which is being marketed for whole share unit sales or long-term residential use rather than vacation use (and with respect to which the KOAR Interests currently own less than 25 of the total 225 units, the balance having been sold to third parties); several retail centers and a proposed office development project. Messrs. Kaneko and Kenninger are also currently the constituent general partners of a number of partnerships in which they owe fiduciary duties to limited partners who invested over $80 million of equity therein. These partnerships include certain Embassy Suites hotels that are still owned by partnerships controlled by affiliates of Messrs. Kaneko and Kenninger (the "Prior Partnerships"). Messrs. Kaneko and Kenninger are authorized by the Company to meet their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof, including the sale, refinancing, restructuring and packaging of the Prior Partnerships and the formation of public or private entities for such purposes, including a public real estate investment trust ("REIT") for one or all of the Embassy Suites hotels owned by the Prior Partnerships, provided that Messrs. Kaneko and Kenninger agree not to serve as an officer or employee of such REIT. Messrs. Kaneko and Kenninger agree to continue to retain third party management companies to manage these properties and to employ personnel not employed by the Company to carry out the day-to-day responsibilities of managing and overseeing these properties. However, Messrs. Kaneko and Kenninger reserve the right to do what is reasonably necessary within these constraints to carry out their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof.

     The Company does not believe that the activities described above detract materially from Messrs. Kaneko's and Kenninger's services to the Company. See "Employment and Consulting Agreements" for additional information regarding such persons' obligations to the Company.

     From time to time the Company leases for business purposes a plane owned by DCA, LLC, an entity wholly owned and controlled by Mr. Gessow. The Company has adopted a policy whereby the Company pays DCA, LLC $1.00 per trip and pays all expenses related to the operation of the aircraft while it is under the Company's control. In 1999 these expenses amounted to $250,818.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The table below sets forth certain information as of March 24, 2000, regarding the beneficial ownership of the Company's Common Stock by all persons known to the Company to beneficially own more than 5% of the Company's Common Stock, other than directors and executive officers of the Company.

                                                  BENEFICIAL OWNERSHIP
                                                -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(S)            SHARES      PERCENTAGE
---------------------------------------------   -----------   -----------
AXA Assurances I.A.R.D. Mutuelle(1) .........   2,637,800          7.3%
 21, rue de Chateaudun
  75009 Paris France
Keystone, Inc. (2) ..........................   2,150,700         5.99%
 201 Main Street
  Suite 3100
  Fort Worth, Texas 76012
Robert M. Bass (2) ..........................   3,023,100          8.4%
 201 Main Street
  Suite 3100
  Fort Worth, Texas 76012
FMR Corp. (3) ...............................   2,910,938         7.84%
 82 Devonshire Street
  Boston, Massachusetts 02109

----------------
(1) Information based solely on a Schedule 13G filed with the Commission on December 31, 1999 by AXA Assurances I.A.R.D. Mutuelle.

(2) Information based solely on a Schedule 13D filed jointly with the Commission on October 26, 1998, as amended on December 10, 1998, by Keystone, Inc. ("Keystone") and Robert M. Bass. Keystone beneficially owns 2,150,700 (or 6.0%) of the outstanding shares of Common Stock. Mr. Bass, the President and sole director of Keystone, beneficially owns 3,023,100 (or 8.4%) of the outstanding shares of Common Stock, of which 872,400 shares are individually owned and 2,150,700 are beneficially owned through Keystone. Director J. Taylor Crandall is the Vice President and Chief Operating Officer of Keystone. He disclaims beneficial ownership of any of the shares owned by either Keystone or Mr. Bass.

(3) Information based solely on a Schedule 13G filed with the Commission on February 14, 2000 by FMR Corp.

OTHER MATTERS AT THE MEETING

     The Board of Directors does not know of any matters to be presented at the 2000 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2000 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING


     To be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders, director nominations and other proposals of stockholders must be submitted in writing to the Company's Corporate Secretary no later than December 16, 2000. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. Such stockholder also must comply with all of the conditions of Rule 14a-8 of the Commission related to stockholder proposals to be included in the Company's Proxy Statement

                                   By Order of the Board of Directors


                                   /s/ THOMAS A. BELL

                                   Thomas A. Bell
                                   Senior Vice President,
                                   General Counsel and Secretary

Orlando, Florida
April 10, 2000

                              SUNTERRA CORPORATION

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS.

         I hereby appoint Thomas A. Bell and Richard Goodman, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Sunterra Corporation that I am entitled to vote at the 2000 Annual Meeting of Stockholders of Sunterra Corporation and at any adjournments thereof as indicated below. Such persons are authorized to vote in their discretion on (1) the election of any person as a director if a director nominee named below is unable to serve or for good cause will not serve, (2) matters which were not timely submitted to the Company pursuant to Section 4 (a)(2) of Article I of the Bylaws of the Company, and (3) matters incident to the conduct of the meeting.

         THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF THE FIVE NOMINEES NAMED BELOW AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

Change of Address:

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

(If you have written in the above space please mark the corresponding box on the reverse side of this card)

         The Board of Directors recommends a vote "For" each of the two proposals.

1. Election of four Class I directors to serve until the 2003 Annual Meeting and the election of one Class II director to serve until the 2001 Annual Meeting and until their successors are elected and qualified.

           [ ] FOR all nominees listed             [ ] WITHOLD AUTHORITY
               (except as marked to the                to vote for all nominees
               contrary)

Class I: James M. Brocksmith, J. Taylor Crandall, Richard Harrington, Steven C. Kenninger
Class II: T. Lincoln Morison

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)
________________________________________________________________________________

2. Ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent public accountants for the fiscal year ending December 31, 2000.

           [ ] FOR          [ ] AGAINST         [ ] ABSTAIN


[ ] I plan to attend the 2000 Annual Meeting    [ ] Change of address on reverse
                                                    side

SIGNATURE OF STOCKHOLDER:______________________________  DATE:___________ , 2000
SIGNATURE OF STOCKHOLDER:______________________________

                           (sign exactly as name appears on this
                            proxy card)
--------------------------------------------------------------------------------
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